Exhibit 10.29

RETIREMENT BENEFIT AGREEMENT

THIS AGREEMENT dated this 16th day of January, 2003, between The Burlington Northern and Santa Fe Railway Company (hereinafter referred to as the “Company”) and Mr. John Lanigan (hereinafter referred to as “Mr. Lanigan.”)

W I T N E S S E T H

WHEREAS, in consideration of Mr. Lanigan’s service, the Company desires to provide Mr. Lanigan with benefits upon retirement to be calculated in the manner and provided under the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Mr. Lanigan agree as follows:

1. Upon termination of his employment with the Company, Mr. Lanigan will be entitled to the following retirement benefits:

(a)	A Normal Retirement Benefit, reduced Early Retirement Benefit or Vested Right Benefit calculated in accordance with the provisions of the Burlington Northern Santa Fe Retirement Plan (hereinafter referred to as the “Plan”) in effect on the date of his termination, and payable out of Plan assets in accordance with the Plan terms and, if entitled thereto by the provisions of the Burlington Northern Santa Fe Supplemental Retirement Plan, an additional benefit payable out of the general assets of the Company; and

(b)	An extra Retirement Benefit payable monthly out of the general assets of the Company and calculated as follows:

(i)	Mr. Lanigan’s Normal Retirement Benefit, reduced Early Retirement Benefit or Vested Right Benefit calculated as described in Section 1(a) of this Agreement, provided that for purposes of this Section 1(b), at the time of his termination of employment Mr. Lanigan shall be credited with an additional five years of Benefit Service under the Plan, with total Benefit Service not to exceed 40 years under the BNSF Plan benefit formula; minus

(ii)	Mr. Lanigan’s Normal Retirement Benefit, reduced Early Retirement Benefit or Vested Right Benefit, if any, as calculated in Section 1(a) of this Agreement.

(c)	The extra Retirement Benefit to be provided to Mr. Lanigan pursuant to Section 1(b) will be forfeited if Mr. Lanigan voluntarily terminates his employment with the Company without the Company’s consent prior to the completion of five years of continuous employment or if Mr. Lanigan is terminated by the Company for Cause (defined below), but shall not be forfeited if Mr. Lanigan voluntarily terminates his employment with the Company after the completion of five years of continuous employment or if Mr. Lanigan’s employment with the Company terminates by reason of his death or disability or termination by the Company without Cause. For purposes of this Section 1(c), “Cause” shall mean (i) the willful and continued failure by Mr. Lanigan to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by Mr. Lanigan in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by Mr. Lanigan not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(d)	For purposes of the extra Retirement Benefit to be provided to Mr. Lanigan pursuant to Section 1(b), Mr. Lanigan shall be eligible for early retirement at any time he has both attained age 55 and completed at least 10 years of Vesting Service.

2.	Nothing contained herein shall confer any right upon Mr. Lanigan for continued employment by the Company, or any affiliate or subsidiary of the Company.

3.	The Company retains the right to withhold from payments due hereunder amounts deemed by the Company to be required to be withheld under income or other tax laws of any jurisdiction.

4.	This Agreement releases the Company and its affiliates from making any retirement benefit payments to Mr. Lanigan out of Plan or Company assets other than as provided herein and supersedes all prior agreements between Mr. Lanigan, the Company or any of its affiliated companies related to retirement benefits.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

By:	/s/ Matthew K. Rose

[Corporate Seal] ATTEST:

Secretary

JOHN LANIGAN

/s/ John Lanigan